AMENDMENT OF AGREEMENT AND PLAN OF MERGER

               The undersigned parties hereby agree that the AGREEMENT AND PLAN OF MERGER, dated as of December 4, 1998 among GIANT GROUP, LTD., a Delaware corporation ("GIANT"), GIANT PS/ACQ CORPORATION, a Delaware corporation ("Acquisition Corp."), and PERISCOPE SPORTSWEAR, INC., a Delaware corporation ("Periscope"), shall, as of December 9, 1998, be amended as follows:

               1) The last sentence of Section 1.4 shall be amended and restated in its entirety to read as follows:

               "Until surrendered in accordance with the provisions of
               Section 1.5 hereof, each share of Periscope Common Stock
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               shall represent, for all purposes, only the right to receive the Merger Consideration or payment for his shares of Periscope Common Stock in accordance with the appraisal rights provisions under Section 262 of the DGCL."

               2) Clause (iii) of Section 1.8(b) shall be amended and restated in its entirety to read as follows:

               "(iii) an interest charge at a rate of ten (10%) percent per annum shall be charged for advances exceeding $3 million made by GIANT or any GIANT subsidiary to Periscope; it being agreed that to the extent that any Periscope Stockholders shall have sought appraisal rights in accordance with the provisions of the DGCL, then, and in such event, an amount equal to the sum of (A) all amounts paid to such Periscope Stockholders in connection therewith plus (B) the number of shares of Periscope Common Stock for which appraisal proceedings are pending on December 31, 1999 multiplied by $7.25 shall, for purposes of this clause (iii) be deemed to have been advanced to Periscope by GIANT on January 1, 1999."

               3) Clause (y) of Section 3.5(a) shall be amended and restated in its entirety to read as follows:

               "(y) the unaudited financial statements of Periscope as of September 30, 1998, consisting of the balance sheet at such date and the results of operations for the nine months then ended (the "Periscope Interim Financial Statements")."

               4) The last sentence in Section 3.10(b) shall be amended and restated in its entirety to read as follows:

               "Except as provided on Schedule 3.10, Periscope is not
                                      -------------
               required to give any notice to any other person who is a party to an agreement listed on Schedule 3.10 regarding this
                                               -------------
               Agreement or the Merger."

               5) The first sentence in Section 3.16 shall be amended and restated in its entirety to read as follows:

               "Schedule 3.16 sets forth a complete and correct list of the
                -------------
               accounts receivable of Periscope as set forth on the Periscope Interim Balance Sheet."

               6) The last sentence of Section 3.23 shall be deleted in its entirety so that Section 3.23 shall read as follows:

               "3.23     Required Vote. The affirmative vote of the holders
                         -------------
               of a majority of the outstanding shares of Periscope Common Stock, voting together as one class, is the only vote of the Periscope stockholders required to approve this Agreement, the Merger and the transactions contemplated herein."

               7) Section 5.11 shall be amended and restated in its entirety to read as follows:

               "5.11     Discharge of Certain Periscope Indebtedness.
                         -------------------------------------------
               Immediately prior to the Effective Time of the Merger, GIANT shall advance to Periscope the funds necessary to allow Periscope to repay its (i) $13.5 million term loan, plus accrued interest, to BankBoston, N.A. ("BBNA") and (ii) $3.0 million loan, plus accrued interest, to BancBoston Ventures, Inc. ("BBVI")."

               8) Section 6.6 shall be amended and restated in its entirety to read as follows:

               "6.6 Employment Agreement.    Periscope shall have delivered
                    --------------------
               to GIANT fully executed amendments to employment agreements between Periscope and Sands, Scott Pianin and Raymond Kuslansky, respectively, substantially in the forms of Exhibits B, C and D, attached hereto."
               -------- -  -     -

               9) Section 6.9 shall be amended and restated in its entirety to read as follows:

               "6.9 BankBoston, N.A. and BancBoston Ventures, Inc.    BBNA
                    ---------------------------------------------
               and BBVI shall have been repaid as provided for in Section
                                                                  -------
               5.11 hereof and BBNA and BBVI, under their respective term
               ----
               loans, shall have released Periscope and its guarantors from all of their respective obligations under such term loans.

               10) Section 6.10 shall be amended and restated in its entirety to read as follows:

               "6.10     Sands Note.  Sands shall have delivered to GIANT
                         ----------
               an executed promissory note payable to the order of Periscope in the principal amount of $2,606,000 payable in three annual installments of $2,002,000, $302,000 and $302,000. Such note shall not be interest bearing, and shall be in a form and substance reasonably satisfactory to GIANT."

               11) Section 7.5 shall be amended and restated in its entirety to read as follows:

               "7.5 Capital Contribution.  In consideration for Periscope's
                    --------------------
               early repayment of its term loan to BBVI, BBVI shall prior to the Effective Time have contributed 1,586,000 shares of Periscope Common Stock to the capital of Periscope."

               12) Section 9.9 shall be amended and restated in its entirety to read as follows:

               "9.9 No Third Party Beneficiaries. This Agreement is solely
                    ----------------------------
               for the benefit of the parties hereto and, to the extent provided herein, their respective stockholders, directors and officers, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right."

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                   GIANT GROUP, LTD.

                                   By:   /s/ Burt Sugarman
                                      ------------------------------
                                        Name:   Burt Sugarman
                                        Title:  President and
                                                Chief Executive Officer

                                   GIANT PS/ACQ CORPORATION

                                   By:   /s/ Burt Sugarman
                                      ------------------------------
                                        Name:   Burt Sugarman
                                        Title:  President

                                   PERISCOPE SPORTSWEAR, INC.

                                   By:   /s/ Glenn Sands
                                      ------------------------------
                                        Name:   Glenn Sands
                                        Title:  President and
                                                Chief Executive Officer